Exhibit 99.1

Allurion Announces Preliminary Fourth Quarter and Full-Year 2025 Results

Strong quarter-over-quarter revenue growth with continued, substantial improvement in operating expenses and operating loss

NATICK, Mass. – January 12, 2026 – Allurion Technologies, Inc. (NYSE: ALUR), a pioneer in metabolically healthy weight loss, today announced preliminary, unaudited results for the fourth quarter and full year 2025. Management expects preliminary, unaudited results for the period as follows:

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Fourth quarter revenue of $3.3 million to $3.7 million, a 22% to 37% increase quarter-over-quarter, and full-year revenue of approximately $15 million
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Substantial improvement in operating expenses and operating loss quarter-over-quarter and as compared to prior year

“We are pleased with our results from the fourth quarter, where we grew revenue meaningfully quarter-over-quarter for the first time in more than one year as our new commercial strategy implemented after our strategic pivot in 2025 began to take hold,” said Dr. Shantanu Gaur, Founder and Chief Executive Officer. “We have also continued to reduce our operating losses through a sharpening of our strategic focus, and, with that, I believe we have set ourselves up for an even more efficient 2026. With a potential FDA approval of our Allurion Smart Capsule on the horizon, I believe 2026 will be a historic year for Allurion.”

About Allurion
Allurion is a pioneer in metabolically healthy weight loss. The Allurion Program is a weight-loss platform that combines the Allurion Smart Capsule, the world’s first and only swallowable, ProcedurelessTM gastric balloon for weight loss, the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers and Allurion Insights for healthcare providers featuring the Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor, and manage weight-loss therapy for patients regardless of their treatment plan. The Allurion Smart Capsule is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Estimated Preliminary Results for the Fourth Quarter and Fiscal Year Ended December 31, 2025 (Unaudited)

Set forth above are certain estimated preliminary financial results and other key business metrics for the fourth quarter and fiscal year ended December 31, 2025. These estimates are based on the information available to us at this time. Our actual results may vary from the estimated preliminary results presented here due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the fourth quarter ended December 31, 2025 are finalized. The estimated preliminary financial results and other key business metrics have not been audited or reviewed by our independent registered public accounting firm. These estimates should not be viewed as a substitute for our full, interim, or annual financial statements. Accordingly, you should not place undue reliance on this preliminary data.

Forward-Looking Statements

This press release contains forward-looking statements that reflect Allurion’s beliefs and assumptions based on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terms, although not all forward-looking statements contain these words. Although Allurion believes it has a reasonable basis for each forward-looking statement contained in this release, these statements involve risks and uncertainties that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

Forward-looking statements in this press release include, but are not limited to, statements regarding: establishing a new standard for weight loss; pioneering in metabolically healthy weight loss; enhancing short and long-term operational and financial results; receiving FDA approval of the Allurion Smart Capsule; and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to management.

Allurion cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the ability of Allurion to obtain and maintain regulatory approval for, and successfully commercialize, the Allurion Program, including the Allurion Balloon; the timing of, and results from, Allurion’s clinical studies and trials, including with respect to the combination of GLP-1s with the Allurion Balloon; the evolution of the markets in which Allurion competes, including the impact of GLP-1 drugs; the ability of Allurion to maintain its listing on the New York Stock Exchange; a changing regulatory landscape in the highly competitive industry in which Allurion competes; the impact of the imposition of current and potential tariffs and trade negotiations, and those factors discussed under the heading “Risk Factors” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 27, 2025, and as amended on August 19, 2025, and updated from time to time by its other filings with the SEC, and its Quarterly Report on Form 10-Q filed with the SEC on November 17, 2025. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Allurion undertakes no obligation to update any forward-looking statements to reflect any new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events, other than as required by applicable law.

Media Contact
press@allurion.com

Investor Contact
investors@allurion.com